Exhibit 99.1

Massimo Group Announces Pricing of $5.85 Million Initial Public Offering

Garland, TX – April 2, 2024 — Massimo Group (NASDAQ: MAMO) (“Massimo”), a manufacturer and distributor of powersports vehicles and pontoon boats, today announced the pricing of its initial public offering of 1,300,000 shares of its common stock at a price of $4.50 per share.

The gross proceeds to Massimo from the offering, before deducting underwriting discounts and commissions and other offering expenses payable by the Company, are expected to be $5.85 million. In addition, the Company has granted the underwriters a 45-day option from the closing of the Offering to purchase up to an additional 195,000 shares of common stock at the public offering price, less underwriting discounts and commissions. The offering is expected to close on April 4, 2024, subject to the satisfaction of customary closing conditions. The shares are expected to begin trading on the Nasdaq Capital Market on April 2, 2024, under the symbol “MAMO.”

Craft Capital Management, LLC is acting as sole book-running manager for the offering. R.F. Lafferty & Co., Inc. is acting as co-underwriter for the offering.

The Company expects to use the net proceeds from the sale of the shares for marketing and promotion of its branded products to expand its business; further research and development activities, which are expected to include efforts to develop new products and new electric vehicle-related technology; establish new assembly and distribution operations; and expand recruitment of personnel. The Company also plans to use a portion of the net proceeds from the offering as working capital.

A registration statement relating to the securities being sold in this offering has been filed with the U.S. Securities and Exchange Commission (the “SEC”) and became effective on March 26, 2024. A copy of the registration statement can be accessed through the SEC’s website at www.sec.gov. This offering is being made only by means of a prospectus forming part of the registration statement relating to these securities. When available, a copy of the final prospectus relating to this offering may be obtained from: Craft Capital Management, LLC, 377 Oak St., Lower Concourse Garden City, NY 11530, by telephone: 516-833-1325, or by email at: SKiront@craftcm.com, or from: R. F. Lafferty & Co., Inc., 40 Wall Street, 27th Floor, New York, NY 10005, by telephone: 212-293-9015, or by email at: Offerings@rflafferty.com.

This press release shall not constitute an offer to sell, or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Before you invest, you should read the prospectus and other documents the Company has filed or will file with the SEC for more information about the Company and the offering.

About Massimo Group

Massimo Group (NASDAQ: MAMO) is a manufacturer and distributor of powersports vehicles and pontoon boats. Founded in 2009, Massimo Motor believes it offers some of the most value packed UTV’s, off-road, and on-road vehicles in the industry. The company’s product lines include a wide selection of farm and ranch tested utility UTVs, recreational ATVs, and Americana style mini-bikes. Massimo Marine manufacturers and sells Pontoon and Tritoon boats with a dedication to innovative design, quality craftsmanship, and great customer service. Massimo is also developing electric versions of UTVs, golf-carts and pontoon boats. The company’s 286,000 square foot factory is in the heart of the Dallas / Fort Worth area of Texas in the city of Garland. For more information, visit massimomotor.com and massimomarine.com.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target,” “potential,” “seek,” “will,” “would,” “could,” “should,” “continue,” “contemplate,” “plan,” and other words and terms of similar meaning. These forward-looking statements include information concerning statements regarding future cash needs, future operations, business plans and future financial results; and any other statements that are not historical facts. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Massimo, including those set forth in the “Risk Factors” section of Massimo’s Registration Statement on Form S-1 for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Massimo undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company
Dr. Yunhao Chen
Chief Financial Officer
Massimo Group
ir@massimomotor.com

Investor Relations
Chris Tyson
Executive Vice President
MZ North America
Direct: 949-491-8235

MAMO@mzgroup.us